Exhibit (o)(vi)

Stonebridge Capital Advisors, LLC

Investment Adviser
Code of Ethics

© Copyright 2011, National Regulatory Services. All rights reserved.

Updated 03/01/2022

Table of Contents

Statement of General Policy (3)

Definitions (4)

Standards of Business Conduct (5)

Prohibition Against Insider Trading (6-7)

Personal Securities Transactions (8)

Gifts and Entertainment (9)

Protecting the Confidentiality of Client Information (10-11)

Service as an Officer or Director (12)

Compliance Procedures (13-14)

Certification (15)

Records (16)

Reporting Violations and Sanctions (17)

Statement of General Policy

This Code of Ethics (“the Code”) has been adopted by Stonebridge Capital Advisors, LLC (“Stonebridge”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

The Code establishes rules of conduct for all employees and supervised persons of the firm and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Stonebridge and its employees owe a fiduciary duty to all clients to conduct their affairs, including their personal securities transactions, in such a manner to avoid;

(i)	serving their own personal interests ahead of clients,

(ii)	taking inappropriate advantage of their position with the firm and

(iii)	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Stonebridge continue to be applied. The purpose of the Code is to prevent activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Our good name and reputation for integrity and professionalism continues to be a direct reflection of the conduct of each individual in the firm.

Pursuant to Section 206 of the Advisers Act, both the firm and its supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that we all have an affirmative duty to act solely in the best interest of our clients.

Stonebridge and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

General Fiduciary Duty

Duty of care:

1.	Provide advice that is in the best interest of the client, including investment recommendations and type of account.

2.	Duty to seek best execution – favorable cost and best qualitative service.

3.	Duty to provide advice and monitor accounts over the course of the relationship, keeping in mind whether the account type continues to be what is best for the client.

Duty of loyalty:

1.	Disclose conflicts of interest so that a client can consider how the conflict could affect advice given and provide informed consent.

2.	Must not place our own interests ahead of the client’s.

In meeting its fiduciary responsibilities to its clients, Stonebridge expects every employee to demonstrate the highest standards of ethical conduct for continued employment with the firm. Strict compliance with the provisions of the Code is considered a basic condition of employment. Our good name and reputation has taken considerable time to build and could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code could constitute grounds for disciplinary action, including, but not limited to, termination of employment with the firm.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.

The CCO may grant exceptions to certain provisions contained in the Code only in those situations where it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO will periodically report to the Stonebridge Board of Directors to document compliance with the Code.

Definitions

For the purposes of this Code, the following definitions apply:

●	“Access person” means any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities or is involved in making securities recommendations to clients that are nonpublic or has access to such recommendations. Any supervised person who has access to nonpublic information regarding the portfolio holdings of any reportable fund that Stonebridge manages is also an access person.

Stonebridge has determined that all employees are access persons.

●	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members sharing the same household, and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or accounts in which the employee controls or exercises investment discretion.

●	“Beneficial ownership” is interpreted here in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Act and the rules and regulations thereunder.

●	“Fund” means an investment company registered under the Investment Company Act.

●	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our firm acts as investment adviser (as defined in section 2(a) (20) of the Investment Company Act).

●	“portable security” means any security as defined in Section 202(a)(18) of the Advisers Act, with the exception of the following “non-reportable” securities:

(i)	Transactions and holdings in direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Transactions and holdings in shares of other types of open-end registered mutual funds, unless Stonebridge acts as the investment adviser for the fund; and

(v)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds.

●	“Supervised person” means directors, officers and partners of Stonebridge (or other persons occupying a similar status or performing similar functions); employees of Stonebridge; and any other person who provides advice on behalf of Stonebridge and is subject to Stonebridge’s supervision and control.

Standards of Business Conduct

Stonebridge places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and aspire to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. The Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in the Code. The Code also contains policies and procedures with respect to personal securities transactions of all Stonebridge supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Stonebridge or its employees to engage any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. The Code contains provisions that prohibit these and other cited activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules stated within.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and the firm to stringent penalties. Criminal sanctions may include a fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring an employee or the firm from the securities industry. Finally, Stonebridge and its supervised persons may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in the Code apply to securities trading and information handling by supervised persons of Stonebridge and their immediate family members.

When an employee is uncertain about the application of the rules contained in the Code in a particular circumstance, often a single question can avoid disciplinary action or complex legal problems. The CCO must be notified immediately if a supervised person has any reason to believe that a violation of the Code has occurred or is about to occur.

General Policy

No supervised person should trade, either personally or on behalf of others (such as clients, or investment funds managed by Stonebridge), while in possession of material, nonpublic information, nor should they communicate material, nonpublic information to others in violation of the law.

What is Material Nonpublic Information?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. Information is considered “nonpublic” that has not been broadly communicated to the market, and that the market has not had proper time to absorb and evaluate.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

The SEC’s position is that the term “material nonpublic information” relates not only to issuers but also to our firm’s securities recommendations and our clients’ securities holdings and transactions.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Stonebridge (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to such information, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO.

●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or Client Accounts managed by the firm.

●	Do not communicate the information inside or outside the firm, other than to the CCO.

●	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

This level of caution will protect you, our clients, and the firm.

Contacts with Public Companies

Contacts with public companies can represent an important part of our research efforts. The firm could make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when in the course of these contacts, a supervised person of Stonebridge becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Stonebridge must make a judgment as to further conduct. To protect yourself, our clients, and the firm, the CCO must be contacted immediately if it is believed that material, nonpublic information has been received.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:

1.	Tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

2.	The SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the offeror, the target company or anyone acting on behalf of either. Supervised persons of the firm should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Stonebridge does not typically receive confidential information from public companies, if we do receive such information, the CCO must take appropriate measures to establish restricted or watch lists containing securities involved.

The CCO can at any time place securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during the period they are on this list. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO will take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO could also place securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their role in compliance.

Stonebridge does not currently have any securities on a “restricted” or “watch” list.

Personal Securities Transactions

Stonebridge has adopted the following principles governing personal investment activities by the firm’s supervised persons:

●	The interests of client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such a manner as to avoid any actual, potential, or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings

No supervised person will acquire any beneficial ownership in any securities in an Initial Public Offering or Private or Limited Offering for his/her account, as defined herein, without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Blackout Periods

No supervised person will purchase or sell, directly or indirectly, any security on a day during which any client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. No supervised person will purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within seven (7) calendar days after any client trades in that security unless all of the transactions contemplated by the client in that security have been completed. If a securities transaction is executed by a client within seven (7) calendar days after a supervised person executed a transaction in the same security, the CCO will review both transactions to determine whether the supervised person met his/her fiduciary duties to the client or was in violation of the Code.

Client trades also refers to trades that Stonebridge has placed for clients for which we have discretion.

Interested Transactions

No supervised person will recommend any securities transactions for a client without disclosing his/her interest, if any, in the securities or the issuer, including/and without limitation:

●	Direct or indirect beneficial ownership of the securities of such issuer;

●	Any contemplated transaction in the securities;

●	Any position held with the issuer or its affiliates; and

●	Any present or proposed business relationship between the issuer or its affiliates and the supervised person or any party in which he/she has a significant interest.

Short-Term Trading Profits

No supervised person will profit from the purchase and sale, or sale and purchase, of the same securities of which he/she has beneficial ownership [and which are held in client accounts] within 60 calendar days. Any prohibited short-term profits are subject to cancellation (with the supervised person being responsible for any short-term profit).

Gifts and Entertainment

Giving, receiving, or soliciting gifts in a business setting can create the appearance of impropriety or can raise a potential conflict of interest. Stonebridge has adopted the policies set forth below to guide supervised persons to preserve integrity and public confidence by avoiding real or perceived conflicts of interest.

General Policy

Stonebridge’s policies with respect to gifts and entertainment are as follows:

●	Supervised persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions involving the firm, or that others might reasonably believe would influence those decisions;

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Stonebridge must report it directly to the CCO.

●	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the supervised person is accompanied by the person or representative of the entity that does business with Stonebridge.

●	This gift reporting requirement is for the purpose of helping the firm monitor the activities of its employees. However, the reporting of a gift does not create relief from the obligations and policies set forth in this Section or anywhere else in the Code. Consult the CCO with any questions or concerns about the appropriateness of any gift.

●	The expense report as submitted by supervised persons serves as the “gift and entertainment log”.

What constitutes a “gift” and what is considered “entertainment” e.g.:

●	If tickets to an event are given/provided, but nobody from the company is attending (hosting) - this is a gift.

●	If a representative of the firm is present it is entertainment.

Protecting the Confidentiality of Client Information

Confidential Client Information (“CCI”)

In the course of investment advisory activities, the firm gains access to nonpublic information about its clients. Such information could include a person’s status as a client, personal financial and account information, the allocation of assets and the composition of investments in a client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Stonebridge to clients, and data or analysis derived from such nonpublic personal information (collectively referred to as Confidential Client Information (CCI)). All CCI, whether relating to current or former clients of the firm, is subject to the Code’s policies and procedures.

Non-Disclosure of Confidential Client Information

All information regarding the firm’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and at the client’s direction. Stonebridge does not share CCI with any third parties, except in the following circumstances:

●	As necessary to provide the services that the client has requested or authorized, or to maintain the client’s account. Stonebridge requires any financial intermediary, agent or other service provider utilized by the firm (such as a broker-dealer or sub-adviser) to comply with substantially similar standards for non-disclosure and protection of CCI and use the information provided by the firm only for the performance of specific services requested.

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over Stonebridge, or as otherwise required by any applicable law. In the event the firm is compelled to disclose CCI, we will provide prompt notice to the clients affected, so that clients may seek a protective order or other appropriate remedy. If no such order or other remedy is obtained, Stonebridge will disclose only the information, and only in enough detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions, or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Stonebridge, from disclosing CCI to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose CCI only to those who need to have access to this information to deliver the firms services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing CCI and, upon termination of their employment with Stonebridge any documents or files remain the property of the firm.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited by disclosing the information.

Security of Confidential Client Information

Stonebridge enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The firm restricts access to CCI to those supervised persons who need to know such information to provide services to our clients;

●	Any supervised person who is authorized to have access to CCI in connection with the performance of their duties and responsibilities is required to keep such information in a locked office or file as of the close of each business day;

●	All electronic or computer files containing any CCI are password secured and firewall protected from access by unauthorized persons;

●	Any conversations involving CCI, if appropriate at all, must be conducted in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Stonebridge Capital Advisors, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the Nonpublic Personal Information (NPI) of clients. NPI, under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from such information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, or any information obtained in providing products or services.

Pursuant to Regulation S-P, Stonebridge has adopted policies and procedures to safeguard the NPI of all clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing the firm’s confidentiality and privacy commitment and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to these policies require the written approval of the CCO.

Service as an Officer or Director

No supervised person can serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO, based upon a determination that any such board service or officer position would be consistent with the best interest of our clients. Where such a position is approved, Stonebridge will implement a “Chinese Wall” or other appropriate procedure, to isolate the supervised person involved from making decisions relating to the company’s securities if it is ever relevant.

Compliance Procedures

Pre-clearance

A supervised person can, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if:

(i)	such purchase, or sale has been approved by the CCO;

(ii)	the approved transaction is completed by the close of business on the second trading day after approval is received; and

(iii)	the CCO has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the firm. The CCO monitors all transactions by employees in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of the Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles, and objectives of the Code.

Reporting Requirements

Every supervised person must provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. It is the policy of the firm that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO for review.

1. Initial Holdings Report

Every supervised person must, no later than ten (10) days after the person becomes an employee, submit an initial holdings report containing the following information:

●	The title and type of security held, number of shares and the principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person became employed.

●	The name of any broker-dealer or bank with which the supervised person maintains an account in which any securities are held for their direct or indirect benefit; and

●	The period the report covers.

The information submitted must be dated no more than forty-five (45) days before the person became employed.

2. Annual Holdings Report

Every supervised person must, no later than January 31st each year, submit an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be dated no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, submit a quarterly transaction report containing the following information with respect to transactions occurring during the quarter in a reportable security in which they had any direct or indirect beneficial ownership:

●	The date of the securities transaction, the exchange ticker symbol or CUSIP number, the number of shares, the principal amount, and the interest rate and maturity date (if applicable) of each reportable security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was affected;

●	The name of the broker-dealer or bank with or through which the transaction was affected; and

●	The period the report covers.

4. Exempt Transactions

A supervised person need not submit an initial holdings or transaction report with respect to:

●	Transactions effected for, or securities held in, any account over which the person has no direct or indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend reinvestment plan;

●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that the firm receives for its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities Transactions

The CCO will monitor and review all reports required under the Code for compliance with the firm’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO can initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Stonebridge. Transactions for accounts of the CCO will be reviewed and approved by a designated person. Stonebridge has determined that all employees are access persons and are required to comply with these procedures. The CCO will remind all employees on at least an annual basis of their obligations regarding these procedures.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially attest in writing to the CCO that they have:

(i.)	received a copy of the Code

(ii.)	read and understand all provisions of the Code;

(iii.)	agree to abide by the Code; and

(iv.)	will report all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons will receive any amendments to the Code and must certify to the CCO in writing that they have:

(i.)	received a copy of the amendment;

(ii.)	read and understand the amendment;

(iii.)	agree to abide by the Code as amended.

Annual Certification

All supervised persons must annually attest in writing to the CCO that they have:

(i.)	read and understand all provisions of the Code;

(ii.)	complied with all requirements of the Code; and

(iii.)	submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO maintains in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person of the firm which shall be retained for five years after the individual ceases to be employed with Stonebridge;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	A list of all persons who are, or within the preceding five years have been, supervised persons;

●	A record of any decision and reasons supporting such a decision to approve a supervised persons’ acquisition of securities in IPOs and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons must promptly report to the CCO all apparent violations of the Code. There will be no retaliation for the reporting of a violation under this Code.

The CCO will promptly report to the Board of Directors all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to the Board could not be reasonably found to have resulted in fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, at her discretion, submit a written memorandum of such finding to a reporting file created for this purpose in lieu of reporting the matter to the Board.

The Board of Directors will consider reports made and will determine whether or not the Code has been violated and what sanctions, if any, should be imposed.